Exhibit 21
SUBSIDIARIES OF NOVOCURE LIMITED

Name of Subsidiary and Name Under Which It Does Business	Jurisdiction of Incorporation
Novocure Austria GmbH	Austria
Novocure Belgium S.r.l.	Belgium
Novocure Canada, Inc.	Canada
Novocure Capital S.à.r.l.	Luxembourg
Novocure Denmark ApS	Denmark
NovoCure (Israel) Ltd.	Israel
Novocure France SAS	France
NovoCure GmbH	Germany
Novocure GmbH	Switzerland
Novocure Inc.	Delaware
Novocure Italy S.r.L.	Italy
Novocure K.K.	Japan
Novocure Luxembourg S.à.r.l.	Luxembourg
Novocure Netherlands B.V.	Netherlands
Novocure Poland Sp. z o.o.	Poland
Novocure Singapore Pte. Ltd.	Singapore
Novocure Spain S.L.	Spain
Novocure Sweden AB	Sweden
Novocure USA LLC	Delaware
Novocure UK Limited	United Kingdom